Exhibit 99.1


For Immediate Release
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Contact:
   Paul Colasono, CFO
   Franklin Credit Management Corporation
   (212) 925-8745 ext. 169
   pcolasono@franklincredit.com
   ----------------------------

                FRANKLIN CREDIT MANAGEMENT CORPORATION ANNOUNCES
                        EXERCISE OF OVER-ALLOTMENT OPTION

NEW YORK, NEW YORK, July 29, 2005 - Franklin Credit Management Corporation (NasdaqNM: FCMC) announced today that Ryan Beck & Co., Inc., the sole underwriter of Franklin Credit's recently completed public offering, has exercised its option to purchase an additional 165,000 shares of Franklin Credit's common stock to cover over-allotments.

On July 25, 2005, Franklin Credit completed the sale of 1,100,000 shares of its common stock at $11.50 per share in a firm commitment underwritten public offering. The exercise of the over-allotment option increases the size of the public offering to 1,265,000 shares of common stock, all of which are newly-issued shares being sold by Franklin Credit.

The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which has been declared effective. To receive a copy of the prospectus for the offering, contact Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, New Jersey 07932 or via phone at 800-342-2325. An electronic copy of the prospectus is also available on the Securities and Exchange Commission's website at www.sec.gov.

Franklin Credit Management Corporation is a specialty consumer finance company primarily engaged in two related lines of business: (1) the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans and real estate assets; and (2) the origination of non-prime mortgage loans both for the portfolio and for sale into the secondary market.

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